Wintrust Financial Corporation	EXHIBIT 99.1
9700 W. Higgins Road, Rosemont, Illinois 60018

FOR IMMEDIATE RELEASE
May 1, 2013

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President/CEO – Wintrust Financial Corporation, (847) 939-9000
David A. Dykstra, COO – Wintrust Financial Corporation, (847) 939-9000
Gilbert W. Rynberk – First Lansing Bancorp, Inc. (708) 474-1300
Wintrust Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES THE CLOSING OF THE ACQUISITION OF FIRST LANSING BANCORP, INC.

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced the completion of its previously announced acquisition of First Lansing Bancorp, Inc. (“FLB”). FLB is the parent company of First National Bank of Illinois (“FNBI”). Established in 1945, FNBI is headquartered in Lansing, Illinois and operates seven banking locations in the south and southwest suburbs of Chicago, as well as one location in northwest Indiana. Following the transaction, FNBI will be merged into Wintrust’s wholly-owned subsidiary, Old Plank Trail Community Bank, N.A. FNBI’s banking locations will operate as branches of Old Plank Trail Community Bank, N.A.
FNBI has an established history of serving its communities dating back nearly seventy years. As of March 31, 2013, it had approximately $365 million in assets and approximately $323 million in deposits. FNBI’s approach to customer service is similar to that at each of the fifteen Wintrust Community Banks and their more than 100 banking locations. In all aspects of the community banking business, including services, products, and staff, a high level of involvement between bank employees, customers and the communities served has always been a top priority of FNBI.
Edward J. Wehmer, President and CEO of Wintrust, said, “This transaction provides a terrific opportunity to expand our presence in the southern part of our market area and helps us continue on our path to become Chicago's Bank. First National Bank has established a great community bank franchise and we look forward to continuing to build that franchise and providing its local communities with an expanded array of products and services.”
Christopher M. Morrow, Chairman of FNBI remarked, “For three generations, our family has proudly served Will and Cook County Illinois as well as Lake County Indiana. We felt that now is the right time to expand our commitment by partnering with Wintrust, a substantial regional bank who shares our passion and expands our capacity to serve our communities."
Gilbert W. Rynberk, President of FNBI, added, “We are excited about combining resources with Wintrust. This is a great opportunity to partner with a successful organization that has the financial capabilities to support the growth of our franchise and is like-minded in its approach to offering highly personalized customer-oriented retail and commercial banking services.” Mr. Rynberk emphasized that by joining forces with Wintrust, “the transaction allows us to continue focusing on serving our customers, while at the same time providing our customers with access to a wider range of products and services. We clearly see benefits for our customers and we are pleased to join the Wintrust family.”
Terms of the Transaction
The aggregate purchase price was approximately $38.5 million. In the merger, outstanding shares of FLB common stock outstanding were converted into the right to receive merger consideration paid in a combination of approximately 40% cash and approximately 60% shares of Wintrust common stock.
The transaction is not expected to have a material effect on Wintrust’s 2013 earnings per share.
About Wintrust
Wintrust is a financial holding company with assets of approximately $17 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the “HAVE IT ALL” model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, now with over 100 banking locations located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States and Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services.
Forward-Looking Information
This press release contains forward-looking statements within the meaning of the federal securities laws relating to the acquisition of First Lansing Bancorp, Inc. and integration of First Lansing Bancorp, Inc. with Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Wintrust's Annual Report on Form 10-K for the most recently ended fiscal year. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
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